Exhibit 10.23

AMENDMENT NO. 1
TO THE
THE CHUBB CORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS

Pursuant to resolutions adopted by the Board of Directors on September 4, 2008 and the authority reserved in Section 16 of The Chubb Corporation Deferred Compensation Plan for Directors (the “Plan”), the Plan is hereby amended as follows:

1. Effective January 1, 2009, Section 6 shall be revised to read as follows:

“A Participant may elect to defer receipt of compensation either (a) until a specified year in the future or (b) until the Participant’s Separation from Service. If alternative (a) is elected, actual payment will be made or will commence within ninety days after the beginning of the year specified. If alternative (b) is elected, payment will be made or will commence within ninety days after Separation from Service. For this purpose, “Separation from Service” has the meaning provided under Section 409A of the Code.

If a distribution is to be made upon the Separation from Service of a Key Employee, distribution may not be made before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be paid in the seventh month following Separation from Service (or, if earlier, the month after the Key Employee’s death).

“Key Employee” means an individual who is a Key Employee as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code thereof as of the Key Employee Determination Date. The Key Employee Determination Date shall be December 31 of each calendar year. The determination that an individual is a Key Employee as of the Key Employee Determination Date shall make such individual a Key Employee for the 12-month period commencing as of the April 1 next following the Key Employee Determination Date. For purposes of identifying a Key Employee by applying the requirements of Section 416(i)(1)(A)(i), (ii), and (iii) of the Code, the definition of compensation under Treasury Regulation § 1.415(c)-2(a) shall be used, applied without using any safe harbor provided in Treasury Regulation § 1.415(c)-2(d), without using any of the special timing rules provided in Treasury Regulation § 1.415(c)-2(e), and without using any of the special rules provided in Treasury Regulation § 1.415(c)-2(g) other than the rule set forth in Treasury Regulation § 1.415(c)-2(g)(2).”

2. Effective January 1, 2009, Section 8 shall be revised to read as follows:

“In the event that a Participant dies or becomes totally and permanently disabled prior to receipt of any or all of the amounts payable to the Participant pursuant to the Plan, any amounts remaining in the Participant’s deferred compensation account shall be paid to his estate or personal representative in a lump sum within ninety (90) days following the Participant’s death or disability.

Totally and permanently disabled means a Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (2) determined to be totally disabled by the Social Security Administration.”

3. Effective January 1, 2009, the final paragraph of Section 9 shall be deleted and the following paragraph shall be added at the end of Section 9:

“A Participant may make one or more subsequent elections to change the time of distribution for deferred compensation, but such an election shall be effective only if the following conditions are satisfied: (1) the election may not take effect until at least twelve (12) months after the date on which such subsequent election is made; (2) the distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and (3) the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.”

4. Effective January 1, 2009, the last two sentences of Section 11 shall be deleted.

5. Effective January 1, 2009, the following is added as Section 17:

“This Plan shall be interpreted, operated, and administered in a manner so as not to subject Participants to the assessment of additional taxes or interest under Section 409A of the Code.”

6. All other provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, The Chubb Corporation has caused this amendment to be duly executed on this 10th day of December 2008.

THE CHUBB CORPORATION

By:	/s/ W. Andrew Macan
Name: W. Andrew Macan
Title: Vice President and Secretary

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